Exhibit 99.1

eMagin Corporation Announces Fourth-Quarter and Full-Year 2020 Results

Fourth-Quarter Revenue of $7.7 million; Full-Year Revenue of $29.4 million

Company Takes First Delivery of New Equipment Under U.S. Department of Defense Grants

Ending Unrestricted Cash Balance of $8.3 million, up from $3.5 million

Strong Backlog of Open Orders of $12.2 million

HOPEWELL JUNCTION, N.Y. – March 18, 2021– eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced fourth-quarter and full-year results for 2020.

Fourth-quarter revenues were $7.7 million, compared with $7.3 million in the prior-year period. Contract revenues were $1.5 million, compared with $0.5 million a year ago, reflecting continued Direct Patterning Display (dPd™) development work for tier-one consumer companies. Fourth-quarter 2020 display sales totaled $6.2 million, compared with sales of $6.8 million a year ago, reflecting timing of certain orders with large military customers.

Full-year revenues increased to $29.4 million, compared with $26.7 million in the prior year, reflecting increases in both product and contract revenues. Higher contract revenues of $4.4 million in 2020 primarily reflect development work for a tier-one consumer company for an advanced display design and proof of concept for a consumer AR/VR device.

“In 2020, thanks to the courage and tireless efforts of our employees, we moved forward on several initiatives while increasing revenues, despite unfavorable conditions brought on by the pandemic,” said eMagin CEO Andrew G. Sculley. “Last year, we announced the award of more than $39 million in government funding for the purchase of factory equipment to protect and enhance our ability to manufacture in our Hopewell Junction facility and we are proud to be the only U.S. manufacturer of OLED microdisplays. We are on track with the program requirements and appreciate the support of the U.S. Military in helping to protect our vital U.S. production line and the manufacturing jobs we provide.”

“In December, we signed a long-term lease at our Hopewell Junction facility, and increased our manufacturing footprint by more than 25% to accommodate the new equipment and cleanroom funded by the U.S. Department of Defense. Furthermore, we are hiring additional engineers to continue to improve our technical capabilities and are increasing R&D investment in our dPd technology, which we believe will position us to drive additional contract revenues in the near term.”

“In the fourth-quarter, we had strong bookings of $8.3 million, which led to a 22% increase in our backlog from the third quarter of 2020,” said Mark Koch, the Company’s acting CFO. “During the fourth-quarter, we received significant orders from night vision, eye care and veterinary customers. As of December 31, 2020, our backlog of open orders was $12.2 million, including $10.9 million scheduled for delivery through December 31 of this year.”

“In addition to strong bookings under continuing programs, in the fourth-quarter we received orders under 10 new programs, including thermal sights, thermal imaging glasses, and automotive manufacturing monitoring,” added Sculley. “We continued to supply sole-sourced displays under the Enhance Night Vision Goggle-Binocular (ENVG-B) program as it ramps to volume, as well as other key military programs worldwide.”

“Overall, we continue to see strong interest in our high-brightness dPd technology and believe it to be the best display solution for AR/VR applications. We are making steady progress in developing our dPd technology and are targeting an initial brightness of 10,000 cd/m2 for the high-resolution prototypes we are producing for tier-one consumer companies. We have developed and tested the color OLED device stacks consistent with this goal and these will be used in direct patterning of the prototype displays in the first half of 2021. Since dPd is a process technology that can be applied to any OLED microdisplay, future dPd roadmap milestones will include the addition of tandem, or double, OLED structures and other improvements that we believe will allow us to stay ahead of the competition in providing the highest brightness displays to the marketplace. Moreover, our OLED microdisplays will satisfy the brightness, contrast and resolution needed for AR and VR headsets. We expect our consumer contract revenues will continue in 2021 as we work with customers on continued development and scalability of our dPd technology to serve the consumer AR/VR markets.”

“In parallel with our dPd efforts, we continue to advance the state-of-the-art microdisplays that utilize white OLED with color filters. We significantly advanced development efforts on our XLE technology, which will give customers a sizeable boost in luminance and/or lifetime over their current eMagin displays, and shipped early samples to key customers. We expect to qualify initial products in the first half of 2021 with nominal luminance of 1,500 cd/m2 for full color displays, with a roadmap to even brighter color-filter-based displays to follow. We feel confident that further improvements in this technology will be manufacturable in volume in the near term, with a bridge to dPd technology as that continues to mature.”

Fourth-Quarter Results

Revenues for the fourth-quarter of 2020 were $7.7 million, an increase of $0.4 million from $7.3 million in the prior-year period, and a sequential increase of $0.4 million from the third quarter of 2020.

Total revenue consists of both product revenues and contract revenues. Product revenues for the fourth-quarter of 2020 were $6.2 million, a decrease of $0.6 million from product revenues of $6.8 million reported in the prior-year period, and a decrease of $0.8 million compared to the third quarter of 2020. The year-over-year quarterly decrease in product revenue was due primarily to the timing of certain orders from prime defense contractors.

Contract revenues were $1.5 million, compared with $0.5 million in the prior-year period, due to the display design work for tier-one consumer customers.

Total gross margin for the fourth-quarter was 17% on gross profit of $1.3 million compared to a gross margin of 37% on gross profit of $2.7 million in the prior-year period. The decrease in gross margins was impacted by lower revenues and lower production and absorption of fixed cost into inventory, due to equipment issues and repair delays related to COVID-19 travel restrictions. The Company expects a recovery in yields in 2021 due to the arrival of a key vendor support person, repairs made to date, and the contributions of equipment purchased under the government awards.

Operating expenses for the fourth-quarter of 2020, including R&D expenses, were $3.6 million, compared with $2.8 million in the prior-year period. Operating expenses as a percentage of sales were 47% in the fourth-quarter of 2020, compared with 38% in the prior-year period. R&D expenses were higher in the fourth-quarter, primarily reflecting additional headcount and internal costs incurred in the development of the Company’s high-brightness dPd and XLE displays. SG&A expenses were higher in the fourth-quarter versus the year-ago period due primarily to increased legal costs related to the consumer contract work and arbitration of a dispute with a former contract manufacturer. The Company expects a reduction in these legal costs going forward.

Operating loss for the fourth-quarter 2020 was $2.4 million, compared with $0.1 million in the prior-year period. The result was mainly due to a decrease in non-military revenues, production equipment issues that affected yields, higher legal fees related to an ongoing arbitration and consumer contract negotiations, plus increased investments in R&D efforts for the Company’s dPd and XLE processes.

Net loss for the fourth-quarter 2020 was $3.7 million, or $0.05 per share, compared with a loss of $0.2 million, or $0.00 per share, in the same period of 2019. Excluding the impact of the non-cash change in the fair value of the warrant liability, net loss for the fourth-quarter of 2020 was $0.04 per share, versus $0.00 per share in the year-ago fourth-quarter.

Adjusted EBITDA for the fourth-quarter was negative $1.7 million, compared with $0.4 million in the prior-year period.

Full-Year Results

Revenues for 2020 were $29.4 million, up 10% from $26.7 million in 2019. Product revenues totaled $25.0 million, representing a 2% increase from $24.6 million in 2019, due primarily to customer demand. R&D contract revenues totaled approximately $4.4 million, representing a 105% increase from $2.1 million in 2019.

Gross margin for 2020 was 22%, compared with 25% in 2019. Gross margin for 2020 was impacted by issues related to the COVID-19 pandemic, including employee absences, stricter cleaning requirements, and longer than normal repair times as a result of travel restrictions for vendor personnel.

Operating expenses for 2020, including R&D expenses, were $13.3 million, compared with $12.3 million in 2019. The majority of the increase was due to higher legal costs and investments in R&D expenses for Company-funded work related to eMagin’s high-brightness dPd product and XLE process development, along with resources expended on improving manufacturing processes.

Operating loss for 2020 was $6.9 million, versus $5.6 million in 2019. Net loss for 2020 was $11.4 million, or $0.19 per diluted share. This compares to a net loss of $4.3 million, or $0.09 per diluted share, in 2019. Excluding the impact of the non-cash change in the fair value of the warrant liability, net loss for full-year 2020 was $0.11 per share, versus a net loss of $0.12 per share in 2019.

Balance Sheet Highlights

eMagin’s financial position as of December 31, 2020 reflects a total of $8.3 million in unrestricted cash, an improvement of $4.8 million compared to year-end 2019. This is in addition to $2.1 million of cash restricted for purchases of equipment under Title III and IBAS government grants announced in June and July 2020. The Company had $1.9 million in borrowings and $2.1 million in credit availability under its revolving credit facility as of year-end 2020. This compares to borrowings of $2.9 million and borrowing availability of $1.2 million at year-end 2019.

In January 2021, the Company took delivery of an advanced wafer inspection tool valued at $1.1 million, which was the first equipment to be received under the combined $39.1 million in U.S. government funding awarded to eMagin to enhance its manufacturing capabilities as the only U.S. provider of OLED microdisplays.

In December 2020, eMagin signed a 10-year lease with its current landlord to provide 25% of additional space to house the new equipment provided under the U.S. government grants, including equipment to be purchased for the Company’s patented high-brightness dPd production process. The approximately $12.7 million in discounted payments is reflected as a finance lease in the property, plant and equipment line.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9 a.m. ET on March 18 to discuss eMagin’s quarterly and year-end results, business highlights and outlook. To join the live listen-only webcast, please visit the Company’s website at www.emagin.com or use the following link: https://www.webcaster4.com/Webcast/Page/2471/40130. To join the conference call, dial 1-888-506-0062 in the United States, or 1-973-528-0011 internationally. The entry code is 230318. Participants are encouraged to join at least 15 minutes before the start of the call. An archive of the webcast will be available approximately one hour after the live call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology for the next generation of computing and imaging devices, serving world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin’s Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin’s microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Acting Chief Financial Officer
845-838-7951
investorrelations@emagin.com

Sharon Merrill and Associates
Nicholas Manganaro
617-542-5300
eman@investorrelations.com

                                                                     eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$8,315	$3,515
Restricted cash	2,111	—
Accounts receivable, net	5,314	3,966
Account receivable-due from government awards	1,013	—
Unbilled accounts receivable	253	155
Inventories	8,379	8,832
Prepaid expenses and other current assets	943	1,130
Total current assets	26,328	17,598
Property, plant and equipment, net	21,132	8,100
Operating lease right - of - use assets	50	3,729
Intangibles and other assets	126	160
Total assets	$47,636	$29,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,206	$1,302
Accrued compensation	1,628	1,778
Paycheck Protection Program loan - current	982	—
Revolving credit facility, net	1,875	2,891
Common stock warrant liability	4,622	23
Other accrued expenses	1,693	1,401
Deferred revenue	425	277
Operating lease liability - current	51	775
Finance lease liability - current	1,027	16
Other current liabilities	757	326
Total current liabilities	14,266	8,789
Other liability - long term	56	—
Paycheck Protection Program loan - long term	982	—
Deferred Income - government awards - long term	4,309	—
Operating lease liability - long term	—	3,067
Finance lease liability - long term	11,783	24
Total liabilities	31,396	11,880

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2020 and December 31, 2019.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 68,890,819 shares, outstanding 68,728,753 shares as of December 31, 2020 and issued 50,250,378 shares, outstanding 50,088,312 shares as of December 31, 2019.	69	50

Additional paid-in capital	268,729	258,767
Accumulated deficit	(252,058)	(240,610)
Treasury stock, 162,066 shares as of December 31, 2020 and December 31, 2019.	(500)	(500)
Total shareholders’ equity	16,240	17,707
Total liabilities and shareholders’ equity	$47,636	$29,587

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:

Product	$6,170	$6,803	$25,042	$24,589
Contract	1,512	531	4,382	2,137
Total revenues, net	7,682	7,334	29,424	26,726

Cost of revenues:

Contract	518	320	2,005	1,223
Total cost of revenues	6,419	4,658	23,059	19,998

Gross profit	1,263	2,676	6,365	6,728

Operating expenses:

Research and development	1,402	1,105	5,715	5,048
Selling, general and administrative	2,233	1,696	7,567	7,251
Loss from operations	(2,372)	(125)	(6,917)	(5,571)

Other (expense) income:
Change in fair value of common stock warrant liability	(1,295)	23	(4,599)	1,474
Interest expense, net	(87)	(103)	(132)	(201)
Other income, net	37	—	200	—
Total other (expense) income	(1,345)	(80)	(4,531)	1,273
Loss before provision for income taxes	(3,717)	(205)	(11,448)	(4,298)
Income taxes	—	—	—	—

Net loss	$(3,717)	$(205)	$(11,448)	$(4,298)

Loss per share, basic and diluted	$(0.05)	$0.00	$(0.19)	$(0.09)

Weighted average number of shares outstanding:

Basic and Diluted	67,620	49,317	60,458	48,133

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(11,448)	$(4,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,112	2,046
Change in fair value of common stock warrant liability	4,599	(1,474)
Loss on sale of equipment	19	—
Stock-based compensation	158	551
Amortization of operating lease right-of-use assets	698	538
Changes in operating assets and liabilities:
Accounts receivable	(1,348)	(780)
Unbilled accounts receivable	(98)	69
Inventories	453	(250)
Prepaid expenses and other current assets	187	(255)
Deferred revenues	148	239
Operating lease liabilities	(730)	(554)
Accounts payable, accrued expenses, and other current liabilities	353	(982)
Net cash used in operating activities	(4,897)	(5,150)
Cash flows from investing activities:
Purchase of equipment	(1,089)	(1,060)
Purchase of equipment government grant	(1,411)	—
Proceeds from sale of equipment	50	—
Net cash used in investing activities	(2,450)	(1,060)
Cash flows from financing activities:
(Repayments) borrowings under revolving line of credit, net	(1,016)	2,891
Proceeds from public offering, net	9,783	3,476
Change in finance lease liabilities	(17)	(10)
Proceeds from government grant	3,505	—
Proceeds from Paycheck Protection Program loan	1,963	—
Proceeds from warrant exercise, net	40	—
Proceeds from exercise of stock options	—	9
Net cash provided by financing activities	14,258	6,366
Net increase in cash, cash equivalents, and restricted cash	6,911	156
Cash, cash equivalents, and restricted cash, beginning of period	3,515	3,359
Cash, cash equivalents, and restricted cash, end of period	$10,426	$3,515
Cash, cash equivalents, end of period	8,315	3,515
Restricted cash, end of period	2,111	—

Supplementary Cash Flow Information
Cash paid for interest	$52	$177
Cash paid for income taxes	$—	$—

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”).  The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance.  The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company.  A reconciliation of non-GAAP financial information appears below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss	$(3,717)	$(205)	$(11,448)	$(4,298)
Non-cash compensation	11	96	158	551
Change in fair value of common stock warrant liability	1,295	(23)	4,599	(1,474)
Depreciation and intangibles amortization expense	631	483	2,112	1,963
Interest expense	87	103	132	201
Adjusted EBITDA	$(1,693)	$454	$(4,447)	$(3,057)